Exhibit 1.0



                                         [GRAPHIC  OMITED]

                                         WTAA  INTERNATIONAL,  INC.
                                         OTC  B/B:  WTIN

                                                      NEWS  RELEASE
                                                      -------------
                                                      November  19,  2001




WTAA  (DBA  GRAVITAS)  ACQUIRES  EVOLUTION  MARKETING  SYSTEMS  INC
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LAS  VEGAS, NEVADA: WTAA (Gravitas) International is pleased to announce that it has acquired Evolution Marketing Systems Inc., a developer of cutting edge digital marketing technology. Board Chairman, Larry Shaben says "Gravitas is truly "re-defining interactive marketing" with an extremely impressive global product and service offering to Fortune 1000 marketing and advertising company's on a global basis".

The acquisition of Evolution Marketing Systems, Inc. brings with it a very experienced and knowledgeable management team focused on the permission based interactive marketing industry. Kevin Hayden has been recruited to develop the team as the President of EMSI. Formerly with Cisco Systems, Mr. Hayden has spent the past two and a half years building and developing a technology that fits within the present mandate of Gravitas. His knowledge and understanding of future technologies, and his tremendous employee development skills rank Mr. Hayden amongst the top in his field".

Gravitas is positioned to revolutionize the way marketing is done. At the Company's core is a Digital Profiling Platform that monitors and tracks all components of its permission-based interactive marketing campaigns, making each aspect of the campaign exponentially more valuable. The Company has launched its first suite of products and has received terrific response from a significant number of high profile corporate customers. To learn more, please refer to the company's web site at www.wtaa.com


For  INVESTOR  RELATIONS,  contact  Investor  Solutions  Group  Inc.
Telephone:  (888)  458-3388   Fax:  (604)  656-1370
Email:  WTAAINFO@INVESTORSOLUTIONSGROUP.COM  WEBSITE:  WWW.WTAA.COM
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NOTE:  SAFE  HARBOR  FOR  FORWARD-LOOKING  STATEMENTS
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in the future periods to differ materially from forecasted results: whether the company will be successful in its new business direction, whether the field of digital communications is broad, and whether future acquisitions will be completed. These risks and uncertainties include, among other things, volatility of prices, product demand, market compensation, and risks inherent in the company's international operations.


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